UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CoLucid Pharmaceuticals, Inc.

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CoLucid Pharmaceuticals, Inc.

222 Third Street

Cambridge, Massachusetts 02142

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2016 Annual Meeting of Stockholders of CoLucid Pharmaceuticals, Inc. will be held on Tuesday, May 10, 2016, at 9:00 a.m. Eastern Time, at the offices of R.R. Donnelley, 20 Custom House Street, 7th Floor, Boston, Massachusetts 02110. The purpose of the meeting is the following:

1. to elect three directors, Martin Edwards, Alison Lawton, and Marvin L. White, to serve as Class I directors until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2. to approve the material terms of the 2015 Equity Incentive Plan for purposes of Internal Revenue Code Section 162(m);

3. to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4. to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors.

Only CoLucid Pharmaceuticals, Inc. stockholders of record at the close of business on March 11, 2016 will be entitled to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2015 Annual Report to Stockholders. The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2015 Annual Report to Stockholders. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Thomas P. Mathers

President, Chief Executive Officer and Director

Cambridge, Massachusetts

March 31, 2016

COLUCID PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, May 10, 2016, at 9:00 a.m. Eastern Time, at the offices of R.R. Donnelley, 20 Custom House Street, 7th Floor, Boston, Massachusetts 02110, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin by March 31, 2016.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 10, 2016: This proxy statement, the accompanying proxy card or voting instruction card and our 2015 Annual Report to Stockholders are available at http://www.proxydocs.com/clcd.

In this Proxy Statement, the terms “CoLucid,” “we,” “us,” “our,” and the “Company” refer to CoLucid Pharmaceuticals, Inc. The mailing address of our principal executive offices is CoLucid Pharmaceuticals, Inc., 222 Third Street, Cambridge, Massachusetts 02142.

Explanatory Note

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company and a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and SEC rules, including the scaled executive compensation disclosure. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. In general, we will remain a “smaller reporting company” for each fiscal year where our public float remains below $75 million as of the last day of the second fiscal quarter of the prior fiscal year.

Stockholders Entitled to Vote; Record Date

As of the close of business on March 11, 2016, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 15,274,824 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. No shares of CoLucid preferred stock were outstanding as of March 11, 2016.

Quorum; Broker Non-Votes; Vote Required

Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 2 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to those proposals, your broker may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 3 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Approval of the material terms of the 2015 Equity Incentive Plan for purposes of Code Section 162(m)	Approval by a majority of the voting shares entitled to vote and represented in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the proposal.

3	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the proposal.

Voting

In Person

If you are a stockholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you hold your shares through a bank, broker or other nominee and wish to vote in person at the meeting, you must obtain a valid legal proxy from the firm that holds your shares. No appraisal rights are available under Delaware law or under our Certificate of Incorporation or Bylaws to any stockholder who dissents from this proposal.

By Proxy

If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means.

If you are a stockholder of record, you have several choices. You can vote your shares by proxy:

•	by mailing a proxy card;

•	via the internet; or

•	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares through a bank, broker or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone before the Annual Meeting, (2) sending a written notice of revocation to our Corporate Secretary at CoLucid Pharmaceuticals, Inc., 222 Third Street, Cambridge, Massachusetts 02142, Attention: Corporate Secretary, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy vote must be received by us prior to the taking of the vote at the Annual Meeting.

If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

CoLucid is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Mediant Communications to assist us in the solicitation of votes described above at a cost of approximately $7,500 plus expenses. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Procedure for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2017 Annual Meeting of Stockholders must satisfy the requirements set forth in the advance notice provision under our Bylaws. To be timely for our next Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our principal executive offices between the close of business on January 10, 2017 and February 9, 2017. If the date of the next Annual Meeting of Stockholders is scheduled to take place before April 10, 2017, or after July 9, 2017, notice by the stockholder must be delivered no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the 2017 Annual Meeting of Stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received not later than December 1, 2016. If the date of the Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of three directors to the Board of Directors. Proposal 2 requests the approval of the material terms of the 2015 Equity Incentive Plan for purposes of Code Section 162(m). Proposal 3 requests the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year at the Annual Meeting of Stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the three current Class I members: Martin Edwards, Alison Lawton, and Marvin L. White. If elected, each nominee will serve as a director until the Annual Meeting of Stockholders in 2019 and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class I director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each as of March 15, 2016 are set forth below.

Name	Positions Held with CoLucid	Director Since	Age
Martin Edwards	Director	January 2015	60
Alison Lawton	Director	March 2016	54
Marvin L. White	Director	July 2015	54

Directors Not Standing for Election or Re-Election

The names of and certain information as of March 15, 2016 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with CoLucid	Director Since	Class and Year in Which Term Will Expire	Age
Mark Corrigan, M.D.	Director	October 2015	Class II – 2017	58
Thomas P. Mathers	President, Chief Executive Officer and Director	January 2015	Class II – 2017	49
Luc Marengere, Ph.D.	Director	January 2015	Class III – 2018	50
Arthur M. Pappas	Director and Chairman of the Board	August 2005	Class III – 2018	68

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

Nominees for Election at this Annual Meeting to Terms Expiring in 2019:

Martin Edwards, MB, MCRP, MRCGP, FFPM, M.B.A., has served as a member of our Board of Directors since January 2015. Dr. Edwards is employed as a Senior Partner with Novo A/S, a Danish limited liability company that manages investments and financial assets, a role that he has held since October 2003. He is Chairman of Vantia Ltd., Kalvista Ltd., and Epsilon 3 Bio Ltd., which are clinical-stage United Kingdom pharmaceutical companies. He also serves as a director on the boards of Tarsa Therapeutics Inc. and Nuvelution Inc, both USA-based pharmaceutical development companies, as well as Karus Therapeutics Ltd. and Acacia Pharma Ltd., pharmaceutical companies based in the United Kingdom. Prior to his current role with Novo A/S, Dr. Edwards was Chief Executive Officer of ReNeuron Ltd., a stem cell research company based in the United Kingdom, from 1998 to 2003, taking the company public in 2001. Dr. Edwards trained in physiology and medicine in Manchester, United Kingdom, and in business at Warwick University. Our Board of Directors believes Dr. Edwards is qualified to serve on our Board of Directors based on his extensive experience with pharmaceutical companies.

Alison Lawton has served as a member of our Board of Directors since March 2016. Ms. Lawton has been Chief Operating Officer at Aura Biosciences since January 2015, and prior to that was Chief Operating Officer of OvaScience, Inc. from January 2014 to January 2015. From 1991 to 2013, Ms. Lawton worked at various positions of increasing responsibility at Genzyme Corporation and subsequently at Sanofi-Aventis, following its 2011 acquisition of Genzyme. Ms. Lawton served as Senior Vice President and General Manager of the Sanofi Biosurgery Business Unit and Global Head of Market Access at Genzyme. Before joining Genzyme, Ms. Lawton worked for eight years in the United Kingdom at Parke-Davis. Ms. Lawton serves on the board of directors of ProQR Therapeutics and Verastem Inc., which are publicly traded biopharmaceutical companies. Our Board of Directors believes that Ms. Lawton’s qualifications to serve on our Board of Directors include her significant operational, international, regulatory and senior management experience in the pharmaceutical and biotechnology industries, as well as her experience serving on boards of directors in those industries.

Marvin L. White has served as a member of our Board of Directors since July 2015. Since April 2014, Mr. White has served as president and chief executive officer of The MLW Advisory Group, LLC, a management advisory company targeting the needs of healthcare and related companies. From 2008 to 2014, Mr. White served as system vice president and chief financial officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health, Mr. White was executive director and chief financial officer of LillyUSA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Corporate Finance and Investment Banking in the Corporate Strategy Group. He serves on the boards of Emergent BioSolutions, Washington Prime Group and the OneAmerica Financial Insurance Partners, Inc. Mr. White earned his B.A. in Accounting from Wilberforce University and an M.B.A. in Finance from Indiana University. Our Board of Directors believes Mr. White’s prior and current financial experience and service on other boards make him strongly qualified to serve on our Board of Directors.

Directors Whose Terms Continue Until 2017:

Mark Corrigan, M.D., has served as a member of our Board of Directors since October 2015. Dr. Corrigan serves as a director of EPIRUS Biopharmaceuticals, Inc., where he served as the chairman of the board since 2014. Dr. Corrigan also serves on the board of directors of Cardiome Pharma Corp., a publicly traded cardiovascular therapeutics company, and on the Compensation Committee, since 2015. He served as president and chief executive officer of Zalicus, Inc., a predecessor of EPIRUS Biopharmaceuticals, from January 2010 until the two companies merged in July 2014. He was Executive Vice President, Research & Development of Sunovion Pharmaceuticals Inc. (formerly Sepracor Inc.) from April 2003 until December 2009. Prior to joining Sunovion Pharmaceuticals, Dr. Corrigan spent 10 years with Pharmacia & Upjohn, Inc., most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan served on the board of directors of Cubist Pharmaceuticals,

Inc. (acquired by Merck & Co., Inc.), a publicly traded biopharmaceutical company, where he served on the audit committee, from 2008 until 2015. Dr. Corrigan served on the board of directors of Avanir Pharmaceuticals (acquired by Otsuka Pharmaceutical Company, Ltd.), a publicly traded company, where he was chairman of the Scientific Committee, and served on the Nominating and Corporate Governance Committee, from 2014 until 2015. Our Board of Directors believes that Dr. Corrigan is qualified to serve on our Board of Directors based on his medical expertise, his experience as president and chief executive officer of Zalicus and his experience as an officer and director of other pharmaceutical companies, which brings him a great breadth and depth of relevant business, industry, medical, scientific and board skills and experiences, judgment and integrity, as well as reputation in his profession, diversity of background, education and leadership ability.

Thomas P. Mathers has served as our Chief Executive Officer since June 2011. Since January 2015, Mr. Mathers has also served as a member of our Board of Directors. He also serves as the Chairman and Chief Executive Officer of Déclion Holdings LLC, a biotechnology company focused on developing declensional peptides as a platform for the treatment of neurodegenerative diseases, infectious diseases and cancer, and its affiliates and has held these roles since June 2011. Since June 2006, Mr. Mathers has served on the board of directors of the Biotechnology Industry Organization. Until December 2014, Mr. Mathers also served as the interim general manager of CureFAKtor Pharmaceuticals, LLC, a privately held biopharmaceutical company. Previously, Mr. Mathers served as the President and Chief Executive Officer and a director of Peptimmune, Inc., a biotechnology company focused on developing peptides and amino acid copolymers for the treatment of CNS and chronic inflammatory diseases, from November 2003 until June 2011, when the company filed for Chapter 7 bankruptcy. Prior to that, Mr. Mathers was the President and Chief Executive Officer and a director of Cell Based Delivery, Inc., and he was the General Manager and Corporate Vice President of Cardion Pharmaceuticals, Inc. Mr. Mathers also held a variety of positions at Genzyme Corporation, including Vice President, Strategic Development; Senior Director, Cardiovascular Global Marketing; and various marketing management positions. He also served as a director of CureFAKtor Pharmaceuticals, LLC from May 2012 to December 2014. Mr. Mathers served as a captain in the United States Army—Aviation from 1988 through 1991, and he received his bachelor’s degree in engineering from the United States Military Academy, West Point, in 1988. Our Board of Directors believes Mr. Mathers is qualified to serve on our Board of Directors given his extensive executive management experience in the life sciences industry.

Directors Whose Terms Continue Until 2018:

Dr. Luc Marengere has served as a member of our Board of Directors since January 2015. Dr. Marengere is Managing Partner of TVM Life Science Venture VII, which he joined in March 2012. He oversees the establishment of the new Canadian operations and the North American investment strategy as well as the deal sourcing and execution. Dr. Marengere is also responsible for ongoing relationships with certain Canadian limited partnerships and Korean investors. Dr. Marengere has 20 years of venture capital experience in Canada and the United States. Prior to joining TVM Capital, he was a Managing General Partner with VG Partners from October 2001 to March 2012, where he successfully launched and oversaw the operations and investments of the VG Advanced Life Sciences Fund. Dr. Marengere also founded the life science practice and team within VG Partners and raised more than $230 million for the first fully dedicated life science fund, VG Advanced Life Science Fund. Dr. Marengere is also currently a director of Ixchelsis, Ltd., an independent biotechnology company based in the United Kingdom, PRCL Research Inc., a pharmaceutical company based in Canada, and Modulate Therapeutics, Inc., based in Canada. He has previously served on a number of boards for publicly and privately held companies. Prior to his venture capital career, Dr. Marengere conducted commercially oriented research in the fields of immunology and oncology while at Amgen, Inc., a biotechnology company. He holds a Ph.D. from the University of Toronto’s department of Medical Biophysics and Molecular Genetics and a master’s degree of Science from Queen’s University, and he graduated magna cum laude from the University of Ottawa. Our Board of Directors believes Dr. Marengere is qualified to serve on our Board of Directors based on his extensive experience with development stage companies in our industry.

Arthur M. Pappas has served as the Chairman of the Board since December 2005. Since 1994, Arthur M. Pappas has served as Managing Partner of Pappas Capital, LLC, a company that invests exclusively in the life sciences sector. From 1989 to 1994, Mr. Pappas served as the Chief Executive Officer of Glaxo Far East (Pte) Ltd., Glaxo Latin America, Inc. and various other subsidiaries of Glaxo Holdings, plc, a global pharmaceutical company. From 1987 to 1989, Mr. Pappas served as Vice President of Commercial Operations for Abbott Laboratories International, Ltd. From 1982 to 1987, Mr. Pappas served as Chief Executive Officer of Merrell Dow Brazil and Merrell Dow Pharmaceuticals Pacific, Ltd., which were subsidiaries of Merrell Dow Pharmaceuticals, Inc., a pharmaceutical company. Mr. Pappas currently serves as a director of Afferent Pharmaceuticals, Inc. and Aura Biosciences, Inc., as well as a director for several non-profit organizations. He also served as a director of Chimerix, Inc. (NASDAQ: CRMX), a biopharmaceutical company, from February 2011 to June 2014, and CardioDx, Inc., from May 2009 to July 2014. Mr. Pappas has previously served on numerous boards of directors, including those of Glaxo Holdings, plc, and the predecessor of Quintiles, Inc., a global provider of biopharmaceutical outsourcing services. Mr. Pappas is a decorated Vietnam veteran, having served as an officer in the U.S. Army 101st Airborne Division and 2nd PSYOP Airborne Group JFK Special Warfare Center. Mr. Pappas earned a B.S. in Biology from Ohio State University and an M.B.A. in Finance from Xavier University. Our Board of Directors believes that Mr. Pappas’ more than 30 years of operating experience as a pharmaceutical and biotechnology industry executive and venture capital investor in life science companies, as well as being responsible for the development, licensing and launch of a number of key global products, qualifies him to serve on our Board of Directors.

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of Class I directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the Class I director nominees listed above.

PROPOSAL 2

APPROVAL OF THE MATERIAL TERMS OF THE 2015 EQUITY INCENTIVE PLAN FOR

PURPOSES OF CODE SECTION 162(m)

Introduction

At our Annual Meeting, our stockholders will be asked to approve the material terms of the CoLucid Pharmaceuticals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The purpose of asking stockholders to approve the material terms of the 2015 Plan is to enable certain incentive awards granted under the 2015 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Stockholders are not being asked to approve an increase in the number of shares available under the 2015 Plan, an extension of the term of the 2015 Plan or any other amendment to the 2015 Plan, or to approve the 2015 Plan itself.

Code Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its “covered employees.” However, compensation that is deemed to be “performance-based compensation” under Section 162(m) is generally excluded from the $1 million limit on deductibility. To qualify as “performance-based compensation,” Section 162(m) requires, among other conditions, that the material terms of the applicable plan under which the compensation is provided be disclosed to and approved by the stockholders of a publicly held company.

As Section 162(m) is interpreted by the Internal Revenue Service, because we are currently considered a “smaller reporting company” under SEC rules, our “covered employees” for purposes of Section 162(m) are currently our chief executive officer and our next two most highly compensated executive officers. At such time as we are no longer considered a smaller reporting company, our covered employees will be our chief executive officer and our three other most highly compensated executive officers (other than our chief financial officer).

Internal Revenue Service regulations provide that the Section 162(m) limitation on deductibility will not, for a limited period of time after a company’s initial public offering, apply to compensation paid pursuant to a compensation plan that existed prior to the initial public offering. Because the 2015 Plan was approved by our Board of Directors and stockholders prior to our initial public offering in May 2015, this exemption from the Section 162(m) deductibility limit would effectively be available to compensation awarded and paid under the 2015 Plan until the earlier of (i) our Annual Meeting of Stockholders in 2019 or (ii) the date the 2015 Plan is materially modified.

Although our Board of Directors has no current plans to modify the 2015 Plan, it has decided to seek the approval of our stockholders for the material terms of the 2015 Plan for Section 162(m) purposes at the 2016 Annual Meeting of Stockholders, our first annual meeting as a publicly held company, rather than waiting to seek such approval until the exemption from the Section 162(m) deductibility limit is about to expire. Assuming such approval is obtained, continued compliance with Section 162(m) will generally require stockholder re-approval of the material terms of the 2015 Plan every five years, or in connection with any material modification of the 2015 Plan.

For purposes of Section 162(m), the material terms of the 2015 Plan include (i) the employees eligible to receive compensation under the 2015 Plan, (ii) a description of the business criteria on which the performance goals under the 2015 Plan are based, and (iii) the maximum award that can be paid to an employee under the 2015 Plan as performance-based compensation. Each of these aspects of the 2015 Plan is discussed in the summary of the 2015 Plan below, and stockholder approval of this proposal will be deemed to constitute approval of each of these aspects of the 2015 Plan for purposes of the stockholder approval requirements of Code Section 162(m).

Summary of 2015 Equity Incentive Plan

This summary description of the material terms of the 2015 Plan is qualified in its entirety by the full text of the 2015 Plan, which is attached to this proxy statement as Appendix A.

Share Reserve. The number of shares initially available for awards and issuance under the 2015 Plan was 1,819,100 shares, plus 80,900 shares that remained available for future grants under our 2006 Equity Incentive Plan (the “2006 Plan”) on the effective date of the 2015 Plan. No further awards may be made under the 2006 Plan. As of March 15, 2016, the number of shares available for awards and issuance under the 2015 Plan was 657,574, after the automatic increase in the share reserve of the 2015 Plan that occurred on January 1, 2016 (described in further detail in the following paragraph).

The number of shares reserved under the 2015 Plan will automatically increase on January 1 of each year beginning in 2016 and ending on January 1, 2025 in an amount equal to the lesser of: (i) 6% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; or (ii) 1,200,000 shares, unless a lesser number of shares is otherwise determined by our Board of Directors. Shares subject to awards under the 2015 Plan or the 2006 Plan that expire unexercised, are cancelled or forfeited, are settled for cash or otherwise do not result in the issuance of all or a portion of the shares subject to the award will again become available for grant under the 2015 Plan. If the payment of the exercise price of any award under the 2015 Plan or the 2006 Plan is made by the tendering or withholding of shares or if any applicable tax withholding obligation arising from an award under the 2015 Plan or the 2006 Plan is satisfied by the tendering or withholding of shares, the shares tendered or withheld also will again become available for grant under the 2015 Plan.

Administration of the 2015 Plan. The Compensation Committee (the “Committee,” for purposes of this section) of our Board of Directors administers the 2015 Plan, other than with respect to awards to our non-employee directors, which are administered by the full Board of Directors. We refer to the Committee or the Board of Directors, as applicable, as the “plan administrator” in this section. Subject to the terms of the 2015 Plan, the Committee has the authority to, among other things, interpret the plan and determine who is granted awards under the plan, the types of awards granted and the terms and conditions of the awards, including the number of shares covered by awards, the vesting schedule or other restrictions applicable to awards. The Committee also has the power to make any determinations and take any action necessary or desirable for the administration of the 2015 Plan.

To the extent permitted by law and NASDAQ Stock Market rules, the 2015 Plan permits the Committee to delegate to one or more of our executive officers or non-employee directors any or all of the Committee’s authority under the 2015 Plan with respect to awards made to individuals who are neither non-employee directors nor executive officers of our Company.

Eligibility. Our employees, non-employee directors and certain consultants and advisors who provide services to us are eligible to receive awards under the 2015 Plan. Incentive stock options may be granted only to our employees.

Equity Awards. The 2015 Plan allows us to grant stock options, stock appreciation rights (“SARs”), restricted stock, stock units and other stock-based awards. Each award will be evidenced by an agreement with the award recipient setting forth the terms and conditions of the award, including vesting conditions. Awards under the 2015 Plan will have a maximum term of ten years from the date of grant. The plan administrator may provide that the vesting or payment of any award will be subject to the attainment of certain performance goals established by the plan administrator, and the plan administrator will determine whether such goals have been achieved. The plan administrator at any time may amend the terms of any award previously granted, except that, unless the amendment is necessary to comply with any applicable law, stock exchange rule or compensation recovery policy, a participant’s consent is required to any amendment that would materially impair the rights of the participant with respect to an outstanding award. In addition, we may amend the 2015 Plan and any award agreements under the plan in order to ensure compliance with the requirements of Section 409A of the Code.

•

Stock Options. Stock options permit the holder to purchase a specified number of shares of our common stock at a set price. Options granted under the 2015 Plan may be either incentive or nonqualified stock options. The per share exercise price of options granted under the 2015 Plan generally may not be less than the fair market value of a share of our common stock on the date of grant. Incentive stock options granted to employees who are deemed to hold more than 10% of the total combined voting power of our stock will have an exercise price not less than 110% of the fair market value of our common stock on the date of grant and will have a maximum term of five years. The plan administrator will determine the terms and conditions of options granted under the 2015 Plan, including exercise price and vesting and exercisability terms. The maximum number of shares that may be issued upon the exercise of incentive stock options under the 2015 Plan currently is 2,506,412, which includes the number of shares by which the share reserve of the 2015 Plan was increased on January 1, 2016 pursuant to the annual increase provision.

•	Stock Appreciation Rights. SARs provide for payment to the holder of all or a portion of the excess of the fair market value of a specified number of shares of our common stock on the date of exercise of the SARs over the specified exercise price of the SARs. Payment may be made in cash or shares of our common stock or a combination of both, as determined by the plan administrator. The per share exercise price of SARs granted under the 2015 Plan generally may not be less than the fair market value of a share of our common stock on the date of grant. The administrator will establish the terms and conditions of exercise, including the exercise price, of SAR awards granted under the 2015 Plan.

•	Restricted Stock. Restricted stock awards are awards of shares of our common stock that are subject to restrictions on transfer and possible forfeiture until such time as the awards vest. The plan administrator will determine the terms and conditions of restricted stock awards, including whether any consideration other than services to our company must be paid for a restricted stock award.

•	Stock Units. Stock unit awards provide the holder with the right to receive, in cash or shares of our common stock or a combination of both as determined by the plan administrator, the fair market value of the number of shares of our common stock underlying the award. Stock unit awards are subject to restrictions on transfer and possible forfeiture until such time as the awards vest and are settled in either shares or cash. The plan administrator will determine the terms and conditions of stock unit awards, including whether any consideration other than services to our company must be paid prior to settlement of a stock unit award.

•	Other. The plan administrator, in its discretion, may grant other stock-based awards under the 2015 Plan. The administrator will set the terms and conditions of such awards.

Performance-Based Compensation. For purposes of any 2015 Plan awards (other than stock options and SARs) that are intended to qualify as performance-based compensation for Section 162(m) purposes, the lapsing of restrictions, vesting and payment of such awards, as applicable, will be subject to the achievement of one or more performance goals over a specified performance period, all as determined by the Committee. The vesting and exercisability of stock options and SARs need not be made subject to the achievement of one or more performance goals in order to be considered performance-based compensation for purposes of Code Section 162(m). The performance measures upon which such performance goals may be based shall be limited to one or a combination of two or more of the following performance criteria: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xi) stock price; (xii) total stockholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects and (xxvi) achievement of operational objectives, including, without limitation, enrollment guidelines, clinical results and number of clinical sites.

Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, affiliate, division, business unit, operational unit or individual performance. The Committee will specify the manner of calculating the performance goals it establishes for any performance period. The Committee will select the applicable performance measures and establish the corresponding performance goals for any performance period, and certify any amount payable in connection with an award intended to qualify as performance-based compensation, within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an award.

Maximum Award Amounts. The aggregate number of shares that may be subject to stock options and/or SARs granted during any calendar year to any one participant under the 2015 Plan shall not exceed 600,000 shares. With respect to 2015 Plan awards other than stock options and SARs that are intended to qualify as performance-based compensation for Code Section 162(m) purposes, (i) the maximum number of shares that may be the subject of all such awards that are denominated in shares or share equivalents and that are granted to any participant during any calendar year shall not exceed 600,000 shares; and (ii) the maximum amount payable with respect to all such awards that are denominated other than in shares or share equivalents and that are granted to any one participant during any calendar year shall not exceed $10,000,000.

Substitute Awards. The plan administrator may grant awards under the 2015 Plan in substitution for awards granted by another entity acquired by our company or with which our company combines. The terms and conditions of these substitute awards will be comparable to the terms of the awards replaced, and may therefore differ from the terms and conditions otherwise set forth in the 2015 Plan. Shares subject to substitute awards will not be counted against the 2015 Plan’s share reserve.

Dividend and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to stock options or SARs granted under the 2015 Plan. Other than regular cash dividends, any dividends or distributions paid with respect to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The plan administrator may provide the holder of a stock unit award or any other stock-based award with the right to receive dividend equivalents with respect to the shares subject to the award. Any shares or share equivalents issued or credited as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an award will be counted against, and replenish upon any subsequent forfeiture, the 2015 Plan’s share reserve.

Transferability. Unless otherwise determined by the plan administrator, awards granted under the 2015 Plan generally are not transferable except by will or the laws of descent and distribution. The plan administrator may permit the transfer of awards other than incentive stock options pursuant to a domestic relations order or by way of gift to a family member.

Termination of Service. Unless otherwise provided in an award agreement or another written agreement between us and a participant (and except with respect to terminations following certain corporate transactions described in the following paragraph), upon termination of an award recipient’s service with our company, all unvested and unexercisable portions of the recipient’s outstanding awards will immediately be forfeited. If an award recipient’s service with our company terminates other than for cause (as defined in the 2015 Plan), death or disability, the vested and exercisable portions of the recipient’s outstanding options and SARs generally will remain exercisable for three months after termination. If a recipient’s service terminates due to death or disability (or if a recipient dies during the three-month period after termination of service other than for cause), the vested and exercisable portions of the recipient’s outstanding options and SARs generally will remain exercisable for one year after termination. Upon termination for cause, all unexercised stock options and SARs will also be forfeited.

Change in Control; Corporate Transaction. Unless otherwise provided in an award agreement or another written agreement between us and a participant, in the event of a change in control that involves the sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving the Company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2015 Plan. Our award agreements with our executive officers will typically provide that if awards granted to the executive officer under the 2015 Plan are continued, assumed or replaced in connection with such a transaction and if within one year after the transaction the executive officer experiences an involuntary termination of service other than for cause, the executive officer’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, the plan administrator may provide: (i) that any outstanding stock option or SAR will become fully exercisable for a period of time prior to the transaction and terminate at the time of the transaction; (ii) that any outstanding restricted stock, stock units or other stock-based awards will vest immediately prior to the transaction, or (iii) for the cancellation of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a change in control that involves a person or group acquiring beneficial ownership of more than 50% of the voting power of our stock or turnover of a majority of the members of our Board of Directors, the plan administrator, in its discretion may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Adjustment of Awards. In the event of an equity restructuring that affects the per share value of our common stock, including a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the plan administrator will make appropriate adjustment to: (i) the number and kind of securities reserved for issuance under the 2015 Plan, (ii) the number and kind of securities subject to outstanding awards under the 2015 Plan, (iii) the exercise price of outstanding options and SARs, and (iv) any maximum limitations prescribed by the 2015 Plan as to grants of certain types of awards. The plan administrator may also make similar adjustments in the event of any other change in our company’s capitalization, including a merger, consolidation, reorganization or liquidation.

Amendment and Termination. The 2015 Plan will remain in effect until the tenth anniversary of the effective date of the 2015 Plan, or until terminated by our Board of Directors, whichever occurs first. Our Board of Directors may terminate, suspend or amend the plan at any time, but no termination, suspension or amendment may materially impair the rights of any participant with respect to outstanding awards without the participant’s consent unless such action is necessary to comply with applicable law or stock exchange regulations. Awards that are outstanding on the 2015 Plan’s termination date will remain in effect in accordance with the terms of the plan and the applicable award agreements. Stockholder approval of any amendment of the 2015 Plan will be obtained if required by applicable law or the rules of the NASDAQ Stock Market.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2015 Plan, based on current statutes, regulations and interpretations.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2015 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. Our company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2015 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and our company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2015 Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, our company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2015 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Plan Benefits

No awards under the 2015 Plan have been made subject to stockholder approval of this proposal, which affects whether awards granted in the future under the 2015 Plan to certain of our named executive officers may qualify as tax-deductible performance-based compensation under Code Section 162(m). The size and type of awards that may be granted under the 2015 Plan in the future are not determinable, as the Committee or Board of Directors will make these determinations in its discretion in accordance with the terms of the 2015 Plan.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the material terms of the

2015 Equity Incentive Plan for purposes of Code Section 162(m).

If our stockholders do not approve this proposal, the 2015 Plan will remain in existence and equity-based compensation awards may continue to be made in accordance with its terms. We will be able to avail ourselves of the exemption from the Section 162(m) deductibility limit for a limited period of time as described above, but would again be required to seek stockholder approval of the material terms of the 2015 Plan prior to the expiration of that exemptive period in order to preserve the deductibility of performance-based compensation under Section 162(m).

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Grant Thornton LLP has audited our financial statements for the fiscal years ended December 31, 2015 and 2014. We expect representatives of Grant Thornton LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Auditor Fees

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Grant Thornton LLP and its affiliates for the fiscal years ended December 31, 2015 and 2014.

	Fiscal 2015	Fiscal 2014
Audit Fees	$277,779	$175,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	101,457	—

Total	$379,236	$175,000

Audit Fees. Audit fees consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements.

Audit-Related Fees. Audit-related fees consist of fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in fiscal 2015 or 2014.

Tax Fees. Tax fees consist of fees for professional services, including tax consulting and compliance performed by Grant Thornton LLP. There were no such fees incurred in fiscal 2015 or 2014.

All Other Fees. In fiscal 2015, there were $101,457 of fees billed in connection with our initial public offering. There were no such fees incurred in fiscal 2014.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount. The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management.

All Grant Thornton LLP services and fees in the fiscal years ended December 31, 2015 and December 31, 2014 were pre-approved in accordance with the policy described above. The fees for the year-end audit for the fiscal year ended December 31, 2015 were also approved by the Audit Committee.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of

Grant Thornton LLP as our independent registered public accounting firm.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2016, for: each person known to the Company to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 15,274,824 shares of our common stock outstanding as of March 11, 2016. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 11, 2016, including upon the exercise of stock options or the vesting of restricted stock units (“RSUs”). These stock options and RSUs are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
5% or Greater Stockholders
Novo A/S (1)
Tuborg Havnevej 19, 2900 Hellerup, Denmark	3,056,563	20.01%
Domain Partners VI, L.P. (2)
One Palmer Square, Princeton, NJ 08542	2,249,421	14.73%
A. M. Pappas Life Science Ventures III, L.P. (3)
2520 Meridian Parkway, Suite 400, Durham, NC 27713	1,992,894	13.05%
Care Capital Investments III, LP (4)
47 Hulfish Street, Princeton, NJ 08542	1,545,539	10.12%
TVM Life Science Ventures VIII L.P. (5)
2 Place Alexis Nihon, Suite 902, 3500 Blvd De Maisonneuve West, Westmount, Quebec H3Z 3C1, Canada	1,495,386	9.79%
T. Rowe Price Associates, Inc. (6)
100 E. Pratt Street, Baltimore, MD 21202	1,347,895	8.82%
Named Executive Officers and Directors
Thomas P. Mathers (7)	408,716	2.68%
Matthew D. Dallas (8)	49,751	*
Bernice Kuca (9)	72,283	*
Mark Corrigan, M.D. (10)	8,114	*
Martin Edwards (11)	—	—
Alison Lawton (12)	1,420	*
Luc Marengere, Ph.D. (13)	7,403	*
Arthur M. Pappas (14)	5,954	*
Marvin L. White (15)	7,574	*
All executive officers and directors as a group (11 persons)	2,093,170	13.70%

*	Less than 1%.
(1)	According to a Schedule 13D filed on May 12, 2015, Novo A/S has sole voting power with respect to 161,200 shares and sole investment power with respect to 3,056,563 shares.

(2)	According to a Schedule 13G filed on January 19, 2016, Domain Partners VI, L.P. has sole voting power and sole investment power with respect to 2,245,902 shares. According to the same Schedule 13G, DP VI Associates, L.P. has sole voting power and sole investment power with respect to 3,519 shares. The shares reported as beneficially owned by Domain Partners VI, L.P. include the shares reported as beneficially owned by DP VI Associates, L.P.
(3)	According to a Schedule 13D/A filed on February 26, 2016, A.M. Pappas Life Science Ventures III, LP have shared voting power and shared investment power with respect to 1,871,049 shares and PV III CEO Fund, LP, has shared voting power and shared investment power with respect to 116,317 shares. AMP&A Management III, LLC (“AMP&A”) is acting as the general partner of each of A.M. Pappas Life Science Ventures III, LP and PV III CEO Fund, LP (collectively, the “Pappas Funds”), and has a management agreement with Pappas Capital, LLC (“Pappas Capital”) whereby Pappas Capital provides management services for the Pappas Funds. Mr. Pappas is a member of our Board of Directors and is the sole managing member of Pappas Capital. Consequently AMP&A, Pappas Capital and Mr. Pappas may each be deemed to be the beneficial owner of any of the 1,992,894 shares owned directly by the Pappas Funds. Each of the Pappas Funds, AMP&A, Pappas Capital, and Mr. Pappas disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.
(4)	Includes 25,403 shares owned by Care Capital Offshore Investments III, LP, an affiliate of Care Capital Investments III, LP. Argeris Karabelas, Jan Leschly, Richard Markham and David Ramsey, each of whom is a partner in Care Capital Investments III, L.P., share voting and investment power with respect to all of these shares, each of whom disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Markham is also a former member of our Board of Directors.
(5)	TVM Life Science Ventures VII (GP) Ltd. is the general partner of TVM Life Science Ventures VII L.P. The investment team of TVM Life Science Venture Capital, with managing partners Dr. Hubert Birner, Dr. Marengere, a member of our board of directors, Dr. Mirko Scherer and Dr. Helmut M. Schüsler and general partners Stefan Fischer, Dr. Alexandra Goll, Dr. Cynthia Lavoie and Marc Rivière, M.D., has voting and investment power with respect to these shares. Each of Dr. Birner, Dr. Marengere, Dr. Scherer, Dr. Schüsler, Mr. Fischer, Dr. Goll, Dr. Lavoie and Dr. Rivière disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.
(6)	According to a Schedule 13G filed on February 12, 2016, T. Rowe Price Associates, Inc., an investment adviser, has sole voting power with respect to 161,200 shares and sole investment power with respect to 1,347,895 shares.
(7)	Includes 230,505 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table, and 50,251 RSUs that will vest within 60 days following the date of this table.
(8)	Includes 47,407 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table, and 2,344 RSUs that will vest within 60 days following the date of this table.
(9)	Includes 69,939 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table, and 2,344 RSUs that will vest within 60 days following the date of this table.
(10)	Consists of 8,114 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table.
(11)	Dr. Edwards is employed as a senior partner of Novo A/S, but has no beneficial ownership of such shares.
(12)	Consists of 1,420 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table.
(13)	Consists of 7,403 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table.
(14)	Consists of 5,954 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table.
(15)	Consists of 7,574 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, the date of this table.

RELATED PERSON TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2015.

Policy for Approval of Related Person Transactions

We have adopted a written policy that certain transactions, arrangements, or relationships with directors, director nominees, executive officers, holders of 5% or more of our voting securities and immediate family members of any of the foregoing persons, or each, a related party, must be approved by our Audit Committee. A related person transaction will only be approved by the Audit Committee if it determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us.

Transactions with Related Persons

Based on a review of the transactions and arrangements between the Company and any related person or related person’s affiliate, we describe below the transactions or arrangements during the year ended December 31, 2015 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.

Participation in the Initial Public Offering. A. M. Pappas Life Science Ventures III, L.P. and its affiliate PV III CEO Fund, LP, Auriga Investors Montserrat Global Fund, Auriga Global Investors SV, SA, Novo A/S, and TVM Life Science Ventures VII L.P., each of which was an existing stockholder prior to the initial public offering, purchased an aggregate of 2,500,000 of shares of our common stock in the initial public offering at an aggregate purchase price of $25.0 million.

Sale of Preferred Stock. In January 2015, we sold the following beneficial owners of more than 5% of our capital stock and entities affiliated with certain of our directors (including former directors then serving on the Board of Directors), shares of our Series C Preferred Stock at the price of $8.54 per share, resulting in gross proceeds of $36.9 million for all shares.

Purchasers	Shares of Series C Preferred Stock	Total Purchase Price
Care Capital Investments III, LP and its affiliates (1)	325,648	$2,780,838
A. M. Pappas Life Science Ventures III, L.P. and its affiliates (2)	355,531	$3,036,018
Domain Partners VI, L.P.	464,756	$3,968,736
Triathlon Medical Ventures Fund, L.P.	142,212	$1,214,407
Novo A/S	1,756,563	$15,000,000
TVM Life Science Ventures VII L.P.	995,386	$8,500,000

Total	4,040,096	$34,500,000

(1)	These shares were purchased by Care Capital Investments III, LP and Care Capital Offshore Investments III, LP.
(2)	These shares were purchased by A. M. Pappas Life Science Ventures III, L.P. and PV III CEO Fund, L.P.

In addition to the shares of Series C Preferred Stock sold in the financing, as further inducement to participate, current holders of our Series A and Series B Preferred Stock that participated in the Series C Preferred Stock offering were granted additional shares of Series A and Series B Preferred Stock. Those holders included the following beneficial owners of more than 5% of our capital stock and affiliated funds of our directors:

Holders	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock
Care Capital Investments III, LP and its affiliates (1)	—	975,913
A. M. Pappas Life Science Ventures III, L.P. and its affiliates (2)	491,400	574,067
Domain Partners VI, L.P.	640,114	752,684
Triathlon Medical Ventures Fund, L.P.	196,560	229,627

Total	1,328,074	2,532,291

(1)	These shares were purchased by Care Capital Investments III, LP and Care Capital Offshore Investments III, LP.
(2)	These shares were purchased by A. M. Pappas Life Science Ventures III, L.P. and PV III CEO Fund, L.P.

All shares of outstanding preferred stock, including those described in this section, were converted into shares of common stock in connection with our initial public offering. For additional information, see Note 8 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that during the fiscal year ended December 31, 2015, all Reporting Persons complied with all Section 16(a) reporting requirements.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that all members of the Board of Directors, except Thomas P. Mathers, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence. In considering the independence of the non-employee directors, our Board of Directors considered the beneficial ownership of our common stock by each director, as well as the association of each director with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our Bylaws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Secretary. All such communications will be delivered to the Chairman of the Board of Directors or the applicable director or committee chair.

Procedures for Selecting and Nominating Director Candidates.

Stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in Section 2.4 of our Bylaws and with SEC rules and regulations. Under our Bylaws, only persons nominated in accordance with the procedures set forth in the Bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time that you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our Bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s Annual Meeting of Stockholders. For further information, see “General Information—Procedure for Submitting Stockholder Proposals.” Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Your notice also must set forth the following information for you and any beneficial owner on whose behalf you make a nomination: (i) the name and address of the stockholder, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record, as well as a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our capital stock, held by you and such beneficial owner or to which either is a party; (iii) a description of all arrangements or understandings between you and any such beneficial owner and any other person or persons (including their names) regarding the nomination; (iv) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice; (v) the addresses and telephone numbers for containing the stockholder and the nominee; and (vi) a description of any other information relating to you and any such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Corporate Governance Committee takes into account many factors. The Board of Directors selects and recommends to stockholders qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation, diversity (including geographic, occupational, gender, race and age), education, leadership ability, independence, the ability to devote sufficient time to the Board and knowledge of the Company’s industry. These considerations are made in the context of an assessment of the perceived needs of our Board of Directors at the particular point in time.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to CoLucid Pharmaceuticals, Inc., 222 Third Street, Cambridge, Massachusetts 02142, Attention: Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees. Our Board of Directors held eight meetings during 2015. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2015, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Now that we are a public company, continuing directors and nominees for election as directors in a given year are encouraged to attend the Annual Meeting of Stockholders. This is our first Annual Meeting of Stockholders since we became a public company in May 2015.

During 2015, our Board of Directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The following sets forth the membership of each of our committees as of March 15, 2016:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Arthur M. Pappas (1)
Mark Corrigan, M.D.
Martin Edwards
Alison Lawton
Luc Marengere, Ph.D.

Thomas P. Mathers

Marvin L. White

(1)	Chairman of the Board of Directors

=Chairman of the committee

=Member of the committee

Audit Committee.

Marvin L. White, Martin Edwards, and Alison Lawton currently serve on the Audit Committee, which is chaired by Mr. White. Our Board of Directors has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ Stock Market rules. In making such determination, our Board of Directors considered the independence of the Audit Committee members in light of the beneficial ownership of these individuals and, notwithstanding their beneficial ownership, determined that it would not interfere with their exercise of independent judgment in carrying out the responsibilities of an Audit Committee member. Our Board of Directors has designated Marvin L. White as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, compensating, retaining, replacing and overseeing our independent auditor;

•	pre-approving all audit and permitted non-audit services to be provided by our independent auditor;

•	assisting our Board of Directors in its oversight of our financial statements and other financial information to be provided by us;

•	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;

•	discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the Audit Committee Report included below.

The Audit Committee held four meetings during 2015. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ, and a copy is available in the “Investor Relations—Corporate Governance” section of our website at www.colucid.com.

Compensation Committee.

Mark Corrigan, M.D., Arthur M. Pappas, and Luc Marengere, Ph.D., currently serve on the Compensation Committee, which is chaired by Mr. Corrigan. Our Board of Directors has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable NASDAQ Stock Market rules. The Compensation Committee’s responsibilities include:

•	determining the compensation of our Chief Executive Officer and other executive officers;

•	providing oversight of our compensation policies, plans and benefit programs;

•	overseeing an evaluation of our senior executives;

•	administering our equity compensation plans; and

•	recommending to our Board of Directors the compensation arrangements for our non-employee directors.

The Compensation Committee held three meetings during 2015. The Compensation Committee operates under a written charter adopted by the Board, which is available in the “Investor Relations—Corporate Governance” section of our website at www.colucid.com.

Nominating and Corporate Governance Committee.

Arthur M. Pappas, Martin Edwards, and Luc Marengere, Ph.D., currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Pappas. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include assisting the Board of Directors in:

•	identifying qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	assessing and enhancing the effectiveness of the Board and individual directors; and

•	developing and implementing our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee held no meetings during 2015 and instead took actions through written consent. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available in the “Investor Relations—Corporate Governance” section of our website at www.colucid.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described above under “Procedures for Selecting and Nominating Director Candidates.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described earlier in this proxy statement under the heading “General Information—Procedure for Submitting Stockholder Proposals.”

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer.

Audit Committee Report

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include appointing, overseeing the independence of, and setting the compensation of our independent auditor, Grant Thornton LLP; pre-approving all audit services to be provided by the independent auditor; overseeing the work of the independent auditor, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures; coordinating the Board’s oversight of our internal control over financial reporting and disclosure controls and procedures; discussing our risk management and risk assessment policies; establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; reviewing the company’s policies and procedures for reviewing and approving or ratifying any related person transactions; and meeting independently with our independent auditors and management.

The Audit Committee assists the Board of Directors with the oversight of our financial reporting process. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Grant Thornton LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015, with management. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to Grant Thornton LLP for the provision of non-audit related services and does not believe that these fees compromise Grant Thornton LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited 2015 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

THE AUDIT COMMITTEE
Marvin L. White, Chairman Martin Edwards Alison Lawton

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program offered to our named executive officers identified below. For 2015, our named executive officers were:

•	Thomas P. Mathers, Chief Executive Officer;

•	Matthew D. Dallas, Chief Financial Officer; and

•	Bernice Kuca, Head, Clinical and Regulatory Operations.

Overview

Our compensation programs are designed to:

•	attract and retain individuals with superior ability and managerial experience;

•	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the company.

Our Compensation Committee is primarily responsible for establishing and approving the compensation for all of our executive officers. The Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our chief executive officer. The Compensation Committee considers recommendations from our chief executive officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

Use of Compensation Consultant

In connection with the Compensation Committee’s review of our 2015 executive compensation program, the Compensation Committee engaged Korn Ferry International (formerly Hay Group) as an outside compensation consultant to perform a review of executive compensation, including a market benchmarking assessment. The Compensation Committee reviewed a report prepared by its consultant reflecting base salary, cash incentive and equity award levels for our executives. Each element was analyzed relative to our compensation peer group proposed by the consultant and approved by the Compensation Committee. The peer group consisted of 14 companies of similar size within the biotechnology or pharmaceuticals sub-industries within the Global Industry Classification Standard taxonomy. Based upon this review, the consultant recommended adjusting our executives’ base salaries and annual incentives to more closely reflect market practices to attract and retain appropriate talent and developing a formal equity grant program consisting of competitive annual grants.

Executive Compensation Components

Our executive compensation consists of a base salary, cash incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock units, and a broad-based benefits program. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation Committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Base Salary

Our named executive officers receive a base salary to compensate them for the satisfactory performance of duties to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Initial 2015 base salaries for the named executive officers were set based on market competitiveness. With respect to Mr. Dallas, who joined us in February 2015, his initial base salary was set at a level designed to be competitive with his compensation at his prior place of employment. In response to the compensation consultant’s review of our executive compensation program, which is described in greater detail above, the Compensation Committee approved increases in base salaries for our named executive officers, effective August 1, 2015. As of such date, Mr. Mathers’ annual base salary was increased from $400,000 to $450,000; Mr. Dallas’s annual base salary was increased from $230,000 to $280,000; and Ms. Kuca’s annual base salary was increased from $225,000 to $275,000.

Cash Incentive Compensation

Each of our named executive officers is eligible to participate in an annual cash incentive compensation program which provides participants with an opportunity to earn variable cash incentive compensation based on individual and company performance. Objectives for the Company’s 2015 Cash Incentive Program (the “2015 Cash Program”) were established in August 2015 by our Compensation Committee after consulting with its compensation consultant and included:

•	initiate the enrollment of participants in the Phase 3 clinical trial of lasmiditan, our lead product candidate, and achieve the enrollment target for that clinical trial (weighted 10% and 35%, respectively);

•	the timely submission of regulatory filings for a second Phase 3 clinical trial of lasmiditan and for intravenous lasmiditan (weighted 10% and 5%, respectively);

•	completion of our initial public offering (weighted 25%); and

•	achieve a specified level of cash and equivalents as of year-end (weighted 15%).

The Committee set the target payout for each executive officer under the 2015 Cash Program as a percentage of base salary, which was set at 50% for Mr. Mathers and at 30% for the rest of the executive officers, including Mr. Dallas and Ms. Kuca.

In January 2016, the Compensation Committee reviewed actual performance against the objectives of the 2015 Cash Program. The following summarizes the Committee’s determinations regarding performance against objectives under the 2015 Cash Program:

Objective	Weight	Actual Results
Initiate the enrollment of participants in the Phase 3 clinical trial of lasmiditan (SAMURAI)	10%	Completed April 2015
Complete initial public offering	25%	Completed May 2015
Submit regulatory filings for a second Phase 3 clinical trial of lasmiditan (SPARTAN)	10%	Completed December 2015
Submit regulatory filings for intravenous lasmiditan (RANGER)	5%	Completed December 2015
Achieve the enrollment target for SAMURAI of 1,480 subjects	35%	1,250 subjects enrolled (84% of goal)
Achieve at least $60 million cash and cash equivalents at year-end	15%	Approximately $64 million at December 31, 2015

Based upon the Compensation Committee’s determination that the objectives were achieved at the target level, the Committee approved payouts under the 2015 Cash Program at 100% of target for each executive officer. It is noted that the objective “Achieve the enrollment target for SAMURAI of 1,480 subjects” was met at 84% of the target level. However, after consideration of the above-expected enrollment of patients with concomitant cardiovascular risk factors and conditions into SAMURAI (82% of enrollees with these risk factors and conditions versus 60% planned), which is a key patient population for our trial, the Compensation Committee resolved to approve payout of the full 35% weight of this objective. The cash incentive compensation earned by our named executive officers under the 2015 Cash Program is set forth in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of our 2015 Summary Compensation Table.

Equity-Based Compensation

Under our 2015 Plan, the Compensation Committee grants stock options and restricted stock units to our employees, including our named executive officers, as the long-term incentive component of our compensation program.

The Compensation Committee awarded stock options and RSUs to our named executive officers in 2015 in the following amounts:

Named Executive Officer	2015 Stock Options Granted (#)	2015 Restricted Stock Units Granted (#)
Thomas P. Mathers	360,508	360,508
Matthew D. Dallas	210,254	—
Bernice Kuca	270,381	—

The stock options were granted at the time of our initial public offering (except as noted below), and have an exercise price per share equal to the price to the public of our common stock in connection with the offering. The options granted to Mr. Mathers vest as follows: 50% vested on the date that was six months from the date of the grant, 12.5% vest on the first anniversary of the date of the grant, and the remaining shares vest in equal monthly installments over the ensuing 36 months, upon completion of each additional month of employment with the Company. The 180,254 options granted to Mr. Dallas and all of the options granted to Ms. Kuca vest as to 25% of the shares subject to the option on the first anniversary of the date of grant, and the remaining shares vest in equal monthly installments over the ensuing 36 months, upon completion of each additional month of employment with the Company.

The RSUs granted to Mr. Mathers vest as follows: 50% vested on the date that was six months from the date of the grant, 12.5% vest on the first anniversary of the date of the grant, and the remaining RSUs vest in equal monthly installments over the ensuing 36 months, upon completion of each additional month of employment with the Company.

Additionally, Mr. Dallas was granted 30,000 stock options in August 2015, which have an exercise price per share of $7.56. These options vest as to 25% of the shares on the first anniversary of the date of the grant, and the remaining shares vest in equal monthly installments over the ensuing 36 months, upon completion of each additional month of employment with the Company.

Retirement, Health, Welfare and Additional Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and short-and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other full-time employees. Our 401(k) plan permits, but does not require, the Company to make discretionary contributions.

We have an Employee Stock Purchase Plan (“ESPP”) in which all of our employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their eligible compensation, subject to certain limitations. The purchase price of our common stock acquired on each purchase date under the ESPP is equal to 85% of the lower of the closing market price per share of our common stock on (i) the first day of the applicable purchase period or (ii) the purchase date at the end of the applicable six-month purchase period.

2015 Realized Compensation

In evaluating our named executive officers’ compensation, we believe it is important to understand not only the potential value of incentive awards at the time they are granted, but also the value actually realized by the executives from their awards. The Realized Compensation Table below supplements the Summary Compensation Table that immediately follows this section and shows the compensation actually realized in 2015 by each named executive officer. The primary difference between the Realized Compensation Table and the Summary Compensation Table is the method used to value stock options and stock awards. SEC rules require that the grant date fair value of all stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to stock options and stock awards that have not vested and for which the value is therefore uncertain (and which may end up, in some cases, having little or no value at all). In contrast, the Realized Compensation Table below includes only those stock options and stock awards held by the named executive officers that vested during 2015 (including those granted in prior years) and shows the value of those awards as of the applicable vesting date. As shown in the Realized Compensation Table below, our CEO’s total realized compensation calculated in this manner was $1,471,396 for 2015, which is $5,186,281 less than his 2015 total compensation as calculated for purposes of the Summary Compensation Table.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	Stock Awards ($) (2)	Cash Incentive ($) (3)	All Other Compensation ($)	Total Realized Compensation ($)	Difference Between Total Realized Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Thomas P. Mathers Chief Executive Officer	2015	420,833	0	825,563	225,000	0	1,471,396	(5,186,281)
Matthew D. Dallas Chief Financial Officer	2015	231,667	0	0	84,000	0	315,667	(1,394,089)
Bernice Kuca Head, Clinical and Regulatory Operations	2015	245,833	0	0	82,500	0	328,333	(1,858,209)

(1)	The dollar amounts shown in this column for stock options are determined by multiplying (a) the number of shares of our common stock subject to stock options granted to the named executive officers (including grants from prior years) that were exercised during 2015 by (b) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the option.
(2)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares or units, as applicable, granted by us to the named executive officer (including grants from prior years) that vested during 2015 by the per-share closing price of our common stock on the vesting date.
(3)	For purposes of this table, the dollar amounts shown in the “Cash Incentive” column include the sum of the amounts reported in the “Bonus” and the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

The above information is supplemental to, and should be read in connection with, the 2015 Summary Compensation Table.

2015 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)	Total ($)
Thomas P. Mathers	2015	420,833	78,750	3,605,080	2,406,764	146,250	0	6,657,677
Chief Executive Officer	2014	271,670	—	—	—	—	0	271,670
Matthew D. Dallas (6)	2015	231,667	29,400	—	1,394,089	54,600	0	1,709,756
Chief Financial Officer
Bernice Kuca	2015	245,833	28,875	—	1,858,209	53,625	0	2,186,542
Head, Clinical and Regulatory Operations	2014	120,000	—	—	—	—	0	120,000

(1)	Represents base salary earned during 2015 and 2014, respectively.
(2)	Represents awards earned under our 2015 Cash Incentive Program related to performance objectives as to which the outcomes were not substantially uncertain at the time the performance objectives were established, earned in 2015 and paid in 2016. For additional information regarding the 2015 Cash Incentive Program, see the section titled “Executive Compensation Components—Cash Incentive Compensation” above. There were no cash bonuses or non-equity incentive plan compensation awards or payments related to performance in 2014.
(3)	Represents the aggregate grant date fair value of the RSU award granted during 2015 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which was equal to the closing sale price of a share of our common stock on the date of grant, multiplied by the number of RSUs in the grant.
(4)	Represents the aggregate grant date fair value of the option awards granted during the given year computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(5)	Represents awards earned under our 2015 Cash Incentive Program related to performance objectives as to which the outcomes were substantially uncertain at the time the performance objectives were established, earned in 2015 and paid in 2016. For additional information regarding the 2015 Cash Incentive Program, see the section titled “Executive Compensation Components—Cash Incentive Compensation” above. There were no cash bonuses or non-equity incentive plan compensation awards or payments related to performance in 2014.
(6)	Mr. Dallas joined the Company in February 2015.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Thomas P. Mathers	180,254	180,254	10.00	05/05/2025	180,254	1,508,726
Matthew D. Dallas	0	180,254	10.00	05/05/2025	—	—
	0	30,000	7.56	08/04/2025	—	—
Bernice Kuca	0	270,381	10.00	05/05/2025	—	—

(1)	The options granted to Mr. Mathers vest as follows: 50% of the shares vested on November 5, 2015; 12.5% of the shares vest on May 5, 2016; and the remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service to the Company. The options granted to each of Mr. Dallas and Ms. Kuca vest as follows: 25% of the shares vest on the first anniversary of the grant date; and the remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service to the Company.
(2)	The RSUs granted to Mr. Mathers vest as follows: 50% of the RSUs vested on November 5, 2015; 12.5% of the RSUs vest on May 5, 2016; and the remaining RSUs vest in a series of 36 successive equal monthly installments upon completion of each additional month of service to the Company.

Employment Agreements with Our Named Executive Officers

Thomas P. Mathers. Prior to entering into an employment agreement with Mr. Mathers in January 2015, as described further below, we were party to a consulting agreement with Mr. Mathers, which was entered into in June 2011. The consulting agreement provided that Mr. Mathers would provide us with consulting services and would serve as our general manager and chief executive officer. It was expected that Mr. Mathers’ services would fluctuate between full-time and part-time to average approximately 60% of full-time. The consulting agreement provided that we would pay Mr. Mathers a consulting fee of $17,500 per month, subject to renegotiation if Mr. Mathers’ consulting services deviated materially from the expected 60%. The consulting agreement also provided for payment of transaction fees to Mr. Mathers in the event of certain financing transactions by our company. The consulting agreement contained provisions related to confidentiality, assignment of inventions and non-competition.

We entered into an employment agreement with Thomas P. Mathers, our President and Chief Executive Officer, in January 2015. The initial term of the agreement ends on January 13, 2019, but the agreement automatically extends for successive terms of one year each unless either party provides advance notice not to extend the term of the agreement. The employment agreement with Mr. Mathers addresses various employment termination scenarios. The terms and amounts of potential payments upon the termination of Mr. Mathers’ employment are summarized below under “—Potential Payments Upon Termination or Change in Control.”

Pursuant to his employment agreement, Mr. Mathers’ current base salary of $450,000 per year will be reviewed annually by us and may be maintained or increased, but not decreased. Mr. Mathers is also entitled to participate in our incentive compensation programs for full-time officers that exist from time to time, including a performance-based bonus program pursuant to which Mr. Mathers will be entitled to receive an incentive award of up to 30% (or a higher amount if so determined by our Board of Directors) of his base salary on an annualized basis.

Mr. Mathers’ employment agreement requires that he not disclose our confidential information during his employment and for a period of five years after his employment with us terminates or, with respect to trade secret information, for as long as such information constitutes a trade secret under applicable law. The agreement also contains non-competition, non-disparagement, non-interference with contractors and vendors, and non-inducement of employees, consultants or independent contractors provisions, which will remain in effect during Mr. Mathers’ employment with us and for a period that is the longer of 12 months after Mr. Mathers’ employment with us terminates or any time during which he is entitled to receive severance benefits under the agreement.

Matthew D. Dallas. On February 7, 2015, we entered into an employment agreement with Matthew D. Dallas, our Chief Financial Officer. Pursuant to the employment agreement, Mr. Dallas is employed on an at-will basis. The agreement provides for certain payments upon various employment termination scenarios. The terms and amounts of potential payments upon the termination of Mr. Dallas’ employment are summarized below under “—Potential Payments Upon Termination or Change in Control.”

Pursuant to his employment agreement, Mr. Dallas’ current base salary of $280,000 per year will be reviewed annually by us and may be maintained, increased or decreased. Mr. Dallas is also eligible to participate in our incentive compensation programs for full-time officers that exist from time to time, including a performance-based bonus program pursuant to which Mr. Dallas will be eligible for a potential incentive award bonus of up to 25% (or a higher or lower amount if so determined by our Board of Directors) of his base salary on an annualized basis.

Mr. Dallas’ employment agreement requires that he not disclose our confidential information during his employment and for a period of five years after his employment with us terminates or, with respect to trade secret information, for as long as such information constitutes a trade secret under applicable law. The agreement also contains non-competition, non-disparagement, non-interference with contractors and vendors, and non-inducement of employees, consultants or independent contractors provisions, which will remain in effect during Mr. Dallas’ employment with us and for 12 months after Mr. Dallas’ employment with us terminates.

Bernice Kuca. Prior to entering into an employment letter arrangement with Ms. Kuca effective in January 2015, as described further below, we were party to a consulting agreement with Ms. Kuca, which was entered into in July 2011. The consulting agreement provided that Ms. Kuca would provide us with consulting services as agreed to in project statements between us and Ms. Kuca. The project statement in effect during 2014 provided that Ms. Kuca would be responsible for the overall clinical and regulatory development of lasmiditan for the treatment of neurological diseases and that we would pay Ms. Kuca $10,000 per month. The consulting agreement contained provisions related to confidentiality, assignment of inventions and non-competition.

We have an employment letter with Ms. Kuca, effective as of September 2015 and which supersedes and replaces the employment letter with Ms. Kuca, effective as of January 2015, which provides that her employment with us is on an at-will basis. The agreement provides for certain payments upon various employment termination scenarios. The terms and amounts of potential payments upon the termination of Ms. Kuca’s employment are summarized below under “—Potential Payments Upon Termination or Change in Control.” Ms. Kuca’s current base salary is $275,000. The employment letter also provides that Ms. Kuca may be eligible for incentive compensation up to 30% of her base salary based on performance criteria established on an annual basis. We also have a confidentiality, inventions and non-competition agreement with Ms. Kuca, whereby she has agreed to certain provisions relating to non-competition and non-solicitation of our employees, collaborators or independent contractors, which will remain in effect during her service with us and for a period of one year thereafter. The agreement also contains confidentiality and assignment of inventions provisions.

Potential Payments Upon Termination or Change in Control

Employment Agreements—Messrs. Mathers and Dallas

We have entered into agreements that will require us to provide compensation to certain of our named executive officers in the event of a termination of their employment. Our employment agreements with Messrs. Mathers and Dallas provide for the following:

•

if his employment terminates due to death or disability, we will pay, in addition to amounts that have been earned prior to the termination date, an amount equal to what would have been earned during the two-month period following the employment termination date if he had continued to be employed during such period, paid in accordance with our customary payroll practices;

•	if we terminate his employment without cause, or if he terminates his employment with us for good reason, we will pay, in addition to amounts that have been earned prior to the termination date, the following severance benefits for a period of, in the case of Mr. Mathers, 12 months, and in the case of Mr. Dallas, six months, after his employment termination date, paid in accordance with our customary payroll practices: (i) salary continuation at his base salary rate in effect on the termination date; (ii) an additional monthly severance amount equal to one-twelfth of the average annual cash bonus we paid to him during the last three fiscal years prior to the termination date (or if he was not employed for that period of time, using the number of fiscal years he has been employed with us); (iii) an additional monthly severance amount equal to 140% of the monthly amount charged for COBRA continuation coverage at the same levels applicable to him and his covered dependents immediately prior to the termination date; (iv) reimbursement for reasonable outplacement or career transition services, up to $10,000; and (v) the unvested portion of his then outstanding equity incentive awards that would have vested during the period that these benefits are provided will vest immediately and, if applicable, become exercisable; and

•	if we terminate his employment for cause or he terminates his employment for any reason other than good reason, no amounts other than what he has earned prior to the termination date is payable.

Further, Mr. Mathers’ employment agreement provides that if at any time within 12 months following a change in control of us, his employment is terminated by us without cause or by Mr. Mathers for good reason, we will pay Mr. Mathers the same severance benefits as described above in the situation of termination without cause or for good reason, except that the severance benefits will be for a period of 24 months and the total reimbursement for outplacement or career transition services will be $20,000. The payment of such amounts shall be reduced by the full amount that such payments, when added to all other payments or benefits provided to Mr. Mathers in connection with the change in control, constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

All severance payments, other than in the case of death or disability, under the employment agreements with Messrs. Mathers and Dallas are subject to the executive executing a release of claims in our favor and to his compliance with the non-disclosure and restrictive covenants contained in his employment agreement. Mr. Dallas’ employment agreement further provides that if he breaches any of the non-disclosure or restrictive covenant provisions in the agreement, he will be obligated to pay us an amount equal to the amount of severance payments he received under the agreement (other than payments received in the case of his death or disability), except that he may retain $500, and he will have forfeited his right to receive any further severance payments otherwise payable under the agreement.

“Cause” for termination under Messrs. Mathers and Dallas’ employment agreements exists upon the occurrence of one or more of the following events: (i) the executive’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to our financial condition, reputation or goodwill; (ii) the executive’s misappropriation of any of our property; (iii) the executive’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us; (iv) the executive’s failure or refusal to follow the lawful instructions of his superior or our Board of Directors (other than any such failure or refusal resulting from executive’s incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten days after we provide him with written notice stating the instructions which he has failed or refused to follow; (v) the executive’s breach of his obligations under his employment agreement or any other agreement with us and such breach, if curable, remains uncured for a period of ten days after we provide executive with written notice of such breach; (vi) the executive’s knowing violation of any of our written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten days after we provide him with written notice of such violation; (vii) the executive’s engaging in any willful misconduct which is injurious to our financial condition, reputation or goodwill; or (viii) the executive’s misuse of alcohol or drugs which materially interferes with the performance of his duties for us or which is injurious to our reputation or goodwill.

The employment agreements with Messrs. Mathers and Dallas provide that “good reason” means the occurrence of any of the following events without the executive’s consent: (i) we demote him or assign him to duties that are materially inferior to and inconsistent with his position, duties and responsibilities immediately prior to such assignment; (ii) we eliminate or materially reduce the employee benefits provided to him and such elimination or reduction is not applicable to all senior executives; (iii) we relocate his principal place of employment to a location that is more than (a) in the case of Mr. Mathers, 30 miles from Boxford, MA and from our office or facility at which he was based immediately prior to such relocation, and (b) in the case of Mr. Dallas, 50 miles from our principal office and from our office or facility at which he was based immediately prior to such relocation; (iv) we materially breach any material term of his employment agreement; (v) we fail to obtain the assumption of the obligation to perform his employment agreement by any assignee; (vi) in the case of Mr. Mathers, we provide him with notice of our intention not to extend the term of his employment agreement; and (vii) in the case of Mr. Mathers, we decrease his base salary by more than 5% in any calendar year and such decrease is not part of a general decrease in base salary applicable to all senior executives.

Mr. Mathers’ employment agreement defines “change in control” as any of the following events: (i) the acquisition, directly or indirectly, by any person or group of persons acting in concert, of beneficial ownership of shares of our stock entitled to exercise a majority of the voting power in the election of our directors, except that any financing by existing stockholders, venture capital financing or initial public offering will not constitute a change in control; (ii) the replacement, during any 12-month period, of a majority of our directors by new directors whose appointment or election was not endorsed by a majority of the directors serving at the start of such 12-month period; (iii) stockholder approval of a reorganization, merger or consolidation of us unless, following such transaction, majority voting power in the election of our directors is retained by the persons who were the beneficial owners of our outstanding voting securities immediately prior to such transaction; (iv) stockholder approval of a complete liquidation or dissolution of us; or (v) stockholder approval of the sale or other disposition of all or substantially all of our assets, other than to a person or entity with respect to which majority voting power in the election of our directors is held by us or the stockholders.

Employment Letter—Ms. Kuca

Our employment letter with Ms. Kuca provides that if we terminate her employment without cause, we will pay, in addition to amounts that have been earned prior to the termination date, salary continuation at her base salary rate in effect on the termination date for a period ending upon the earlier of (i) three months following her termination date or (ii) the date as of which Ms. Kuca commences self-employment or employment with another company or business entity. We will also compensate Ms. Kuca (in a lump sum) for any accrued, unused vacation time as of the termination date. The employment letter also provides that if we terminate Ms. Kuca’s employment without cause, any stock options held by her that would have vested during the acceleration period shall accelerate and become vested as of her termination date. The term “acceleration period” means the period beginning on her termination date and ending on the later of (1) May 9, 2016 and (2) the 90th day immediately following her termination date.

“Cause” for termination under Ms. Kuca’s employment letter exists upon the occurrence of one or more of the following events: (i) the executive’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to our financial condition, reputation or goodwill; (ii) the executive’s misappropriation of any of our property; (iii) the executive’s engaging in any fraudulent or dishonest conduct in her dealings with, or on behalf of, us; (iv) the executive’s failure or refusal to follow the lawful instructions of our Chief Executive Officer or our Board of Directors (other than any such failure or refusal resulting from executive’s incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten days after we provide her with written notice stating the instructions which she has failed or refused to follow; (v) the executive’s breach of her obligations under her employment agreement or any other agreement with us and such breach, if curable, remains uncured for a period of ten days after we provide executive with written notice of such breach; (vi) the executive’s knowing violation of any of our written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten days after we provide her with written notice of such violation; (vii) the executive’s engaging in any willful misconduct which is injurious to our financial condition, reputation or goodwill; or (viii) the executive’s misuse of alcohol or drugs which materially interferes with the performance of her duties for us or which is injurious to our reputation or goodwill.

Equity Awards

Unless otherwise provided in an award agreement or another written agreement between us and a participant (and except with respect to terminations following certain corporate transactions described below), upon termination of an award recipient’s service with our company, all unvested and unexercisable portions of the recipient’s outstanding awards will immediately be forfeited. If an award recipient’s service with our company terminates other than for cause (as defined in the 2015 Plan), death or disability, the vested and exercisable portions of the recipient’s outstanding options and SARs generally will remain exercisable for three months after termination. If a recipient’s service terminates due to death or disability (or if a recipient dies during the three-month period after termination of service other than for cause), the vested and exercisable portions of the recipient’s outstanding options and SARs generally will remain exercisable for one year after termination. Upon termination for cause, all unexercised stock options and SARs will also be forfeited.

For purposes of our 2015 Plan, a “change in control” of the Company generally occurs if (a) a person or group acquires 50% or more of the Company’s outstanding capital stock, (b) certain changes occur in the composition of the Board of Directors, or (c) a reorganization, merger or consolidation of the Company, or a sale or disposition of all or substantially all of the Company’s assets, is consummated (unless the Company’s outstanding capital stock immediately prior to the transaction continues to represent over 50% of the outstanding capital stock of the Company or the surviving entity immediately after the transaction).

Unless otherwise provided in an award agreement or another written agreement between the Company and a participant, in the event of (i) a sale of all or substantially all of the Company’s assets or (ii) a merger, consolidation, or share exchange involving the Company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2015 Plan. The award agreements with the Company’s executive officers typically provide that if awards granted to the executive officer under the 2015 Plan are continued, assumed or replaced in connection with such a transaction and if within one year after the transaction the executive officer experiences an involuntary termination of service other than for cause, the executive officer’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, the plan administrator may provide: (i) that any outstanding stock option or SAR will become fully exercisable for a period of time prior to the transaction and terminate at the time of the transaction; (ii) that any outstanding restricted stock, stock units or other stock-based awards will vest immediately prior to the transaction, or (iii) for the cancellation of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award. In the event of a change in control that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of the Company’s assets, the plan administrator, in its discretion may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

DIRECTOR COMPENSATION

The following table presents the compensation for each person who served as a member of our Board of Directors during 2015, other than Mr. Mathers. Mr. Mathers, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Mathers as our Chief Executive Officer during 2015 is presented in the 2015 Summary Compensation Table.

Director Compensation Table

	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Mark Corrigan, M.D.	9,005	20,288	—	29,293
Martin Edwards (4)	—	—	—	—
Luc Marengere, M.D.	26,237	39,416	—	65,653
Richard J. Markham (5)	23,790	39,416	—	63,206
Arthur M Pappas	50,215	39,416	—	89,631
Jesse Treu, Ph.D. (6)	26,237	39,416	—	65,653
Marvin L. White	26,317	36,094	—	62,412

(1)	During 2015, each non-employee director could elect to receive some or all of the retainer payments to which he was entitled in the form of stock option awards, with the number of option awards determined as set forth below in the description of our non-employee director compensation policy. The following directors made such elections and earned the number of option awards indicated during 2015:

Name	Option Awards Received (#)	Cash Retainer Foregone ($)
Luc Marengere, M.D.	1,449	10,000
Marvin L. White	997	6,875

(2)	Represents the aggregate grant date fair value of the option awards granted during 2015 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, Mr. Corrigan held options to purchase 8,114 shares of our common stock, Dr. Marengere held options to purchase a total of 5,954 shares of our common stock, and Mr. Pappas held options to purchase a total of 5,954 shares of our common stock. No other non-employee director held any option awards and none of our non-employee directors held any stock awards as of December 31, 2015.
(3)	No director received any compensation qualifying as “All Other Compensation” in 2015.
(4)	Dr. Edwards voluntarily declined any compensation in exchange for his service as a director in 2015.
(5)	Mr. Markham resigned from our Board of Directors effective October 27, 2015. His unvested options expired.
(6)	Dr. Treu resigned from our Board of Directors effective December 31, 2015. His unvested options expired.

Our Board of Directors has adopted a non-employee director compensation policy, pursuant to which all non-employee directors are paid cash compensation as set forth below, effective August 4, 2015:

Annual Retainer ($)
Board of Directors:
All non-employee members	40,000
Additional retainer for Chairman of the Board of Directors	25,000

Audit Committee:
Chairperson	15,000

Compensation Committee:
Chairperson	10,000

Nominating and Corporate Governance Committee:
Chairperson	7,500

Annual retainers are earned on a quarterly basis and paid in arrears on the last business day of each calendar quarter. Each director may elect to receive, in lieu of some or all of the cash compensation the director would otherwise be entitled to receive, fully vested stock options to purchase shares of our common stock. If such an election is made, the stock options will:

•	be granted under the 2015 Plan, the grant date of the options will be the first business day of January and July each calendar year, and each option will correspond to cash compensation the director would otherwise have been entitled to receive during the preceding two calendar quarters; and

•	have (i) a grant date fair value computed in accordance with FASB ASC Topic 718 equal to the amount of cash compensation elected to be received in the form of a stock option, using the closing sale price per share of our common stock on the NASDAQ Global Market on the date of issuance of the applicable award, (ii) an exercise price per share equal to the closing sale price per share of our common stock on the NASDAQ Global Market on the date of issuance of the applicable award, and (iii) a term of ten years.

Under the non-employee director compensation policy, on the date of each annual meeting of stockholders, each continuing non-employee director will be granted an option to purchase shares of our common stock, having a grant date fair value computed in accordance with FASB ASC Topic 718 of $45,000, using the closing sale price per share of our common stock on the NASDAQ Global Market on the date of our annual meeting of stockholders. The options will have an exercise price per share equal to the closing sale price per share of our common stock on the NASDAQ Global Market on the grant date. The option will vest immediately prior to the start of our first annual meeting of stockholders following the date of grant, provided the recipient remains a member of the Board of Directors as of the vesting date.

An individual first elected as a director between annual meetings of stockholders will receive a stock option grant effective on the date of such election with a grant date fair value equal to a pro rata portion of $45,000, such pro rata portion based on the number of days such director will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders. In calculating the grant date fair value and setting the exercise price, the closing sale price per share of our common stock on the NASDAQ Global Market on the date of the director’s election will be used.

We reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,390,128	$9.42	689,412	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,390,128	$9.42	689,412

(1)	Includes the 2006 Equity Incentive Plan, the 2015 Equity Incentive Plan and the ESPP.
(2)	The 2015 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2015 Equity Incentive Plan shall automatically increase on January 1 of each year beginning on January 1, 2016 and ending on January 1, 2025 in an amount equal to the lesser of: (i) 6% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; or (ii) 1,200,000 shares, unless a lesser number of shares is otherwise determined by our Board of Directors. The ESPP also contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the ESPP shall automatically increase on January 1 of each year beginning on January 1, 2016 and ending on January 1, 2025 in an amount equal to the lesser of: (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; or (ii) 150,000 shares, unless a lesser number of shares is otherwise determined by our Board of Directors. As of December 31, 2015, there were 300,000 shares remaining available for purchase under the ESPP, which number included up to 30,000 shares that could be subject to purchase under the ESPP during the current purchase period, beginning December 1, 2015 and ending May 31, 2016.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2015 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at CoLucid Pharmaceuticals, Inc., 222 Third Street, Cambridge, Massachusetts 02142, Attention: Corporate Secretary or call us at (857) 285-6495. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Audit Committee Report included in this proxy statement shall not be incorporated by reference in any such filings.

Appendix A

COLUCID PHARMACEUTICALS, INC.

2015 EQUITY INCENTIVE PLAN

Effective: May 11, 2015

1. PURPOSE.

The purpose of the CoLucid Pharmaceuticals, Inc. 2015 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2. DEFINITIONS.

In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, means a Participant’s (i) ongoing failure or refusal to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f) “Change in Control” means, unless otherwise provided in an Agreement, any one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control: (i) any acquisition of Company equity securities by an Exchange Act Person directly from the Company for the purpose of providing financing to the Company, (ii) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan, (iii) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities, or (iv) with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant. If, however, an Exchange Act Person or Group referenced in clause (i), (ii) or (iii) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including indirect beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership of Company Voting Securities immediately prior to such Corporate Transaction.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

(i) “Company” means CoLucid Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto.

(j) “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, (ii) who is elected as a director of the Company subsequent to the effective date hereof pursuant to a nomination or board representation right of preferred stockholders of the Company, or (iii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (iii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(k) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l) “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Award of an Option or a Stock Appreciation Right.

(r) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(v) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x) “Participant” means a person to whom an Award is granted in accordance with the Plan or who holds an outstanding Award (but shall not include a transferee of an Award).

(y) “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(z) “Plan” means this CoLucid Pharmaceuticals, Inc. 2015 Equity Incentive Plan, as amended and in effect from time to time.

(aa) “Prior Plan” means the Company’s 2006 Equity Incentive Plan.

(bb) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(cc) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(dd) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ee) “Share” means a share of Stock.

(ff) “Stock” means the common stock, $0.001 par value, of the Company.

(gg) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as may be set forth in this Plan and the applicable Agreement.

(hh) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(jj) “Voting Securities” of an entity means the outstanding securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3. ADMINISTRATION OF THE PLAN.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e); and

(3) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan.

Notwithstanding the foregoing provisions of Sections 3(a) and 3(b), the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present, or any act unanimously approved in writing by all members of the Committee, shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company. Any such delegation by the Committee to a director (including a director who is also an officer) may be combined and coordinated with a delegation of authority to such director pursuant to Section 141(c) of the Delaware General Corporation Law. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable, to the extent not inconsistent with applicable law or stock exchange rules.

(d) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(e) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws (each as in effect from time to time), as a matter of law, or otherwise.

4. SHARES AVAILABLE UNDER THE PLAN.

(a) Shares Available. Subject to Sections 4(b) and (c) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan will be 1,819,100, plus any Shares remaining available for future grants under the Prior Plan on the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it has been determined that only a lesser number of shares could be received.

(2) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4) Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Automatic Share Reserve Increase. The share reserve specified in Section 4(a) will be automatically increased on January 1 of each year commencing in 2016 and ending on (and including) January 1, 2025 in an amount equal to the lesser of: (i) 6% of the total number of Shares outstanding as of December 31 of the immediately preceding calendar year, or (ii) 1,200,000 Shares; provided, however, that the Board may determine that any annual increase in the share reserve shall be for a number of Shares that is less than the number of Shares as provided by the lesser of clauses (i) and (ii).

(c) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including as a result of settlement in Shares on the exercise of a Stock Appreciation Right) shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan and, if previously the cause of a decrease, correspondingly increase the total number of Shares available for grant and issuance under Section 4(a). In the event that (i) payment of the exercise price of any Award or Prior Plan Award is made through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company, or (ii) satisfaction of any tax withholding obligations arising from any Award or Prior Plan Award occurs through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again become available for Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased.

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.

(f) Individual Option and SAR Limit. Subject to adjustment as provided in Section 12(a), the aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 600,000 Shares.

(g) Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 600,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $10,000,000.

5. ELIGIBILITY.

Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. GENERAL TERMS OF AWARDS.

(a) Award Agreement. Each Award shall be evidenced by an Agreement which contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e) Termination of Service. Unless otherwise provided in an Agreement or another written contract between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination.

(f) Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR. Other than regular cash dividends, any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared and paid on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

7. STOCK OPTION AWARDS.

(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate

Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal 1,819,100 plus the maximum number of Shares by which the Plan’s share reserve may be increased pursuant to Section 4(b).

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8. STOCK APPRECIATION RIGHTS.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR of the number of Shares as to which the SAR is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each SAR may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR may be exercisable at any time after its scheduled expiration. When a SAR is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.

9. RESTRICTED STOCK AWARDS.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Restricted Stock Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Shares subject to the Restricted Stock Award that will vest. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant. Such vested Shares may, however, continue to be subject to certain restrictions as provided in Section 18. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10. STOCK UNIT AWARDS.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee. Amounts received in settlement may, however, continue to be subject to certain restrictions as provided in Section 18. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11. OTHER STOCK-BASED AWARDS.

The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. CHANGES IN CAPITALIZATION, CORPORATE TRANSACTIONS, CHANGE IN CONTROL.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written contract between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1) Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2) Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that (i) some or all outstanding Options and SARs shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) some or all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(2). The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3) Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award surrendered shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(c) Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such change in control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13. PLAN PARTICIPATION AND SERVICE PROVIDER STATUS.

Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. TAX WITHHOLDING.

The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required tax withholdings (but not to exceed the minimum statutory amount required to be withheld if such limitation is necessary to avoid an adverse accounting impact) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15. EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF THE PLAN.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated or the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 18(h)(2).

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or SAR granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or SAR with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or SAR is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or SAR, unless such action is first approved by the Company’s stockholders.

16. SUBSTITUTE AWARDS.

The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another entity and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17. PERFORMANCE-BASED COMPENSATION.

(a) Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b) Performance Measures. If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code

Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c) For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance criteria: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xi) stock price; (xii) total stockholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects and (xxvi) achievement of operational objectives, including, without limitation, enrollment guidelines, clinical results and number of clinical sites. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business unit, operational unit or individual performance.

18. OTHER PROVISIONS.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any

Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met; or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

ANNUAL MEETING OF COLUCID PHARMACEUTICALS, INC.

Date:	Tuesday, May 10, 2016
Time:	9:00 A.M. (Eastern Time)
Place:	The Offices of R.R. Donnelley, 20 Custom House Street, 7th Floor, Boston, MA 02110

Please make your marks like this:    ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:

To elect three directors to serve as Class I directors until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal.

01 Martin Edwards
02 Marvin L. White
03 Alison Lawton

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To approve the material terms of the 2015 Equity Incentive Plan for purposes of Internal Revenue Code Section 162(m).	☐	☐	☐
		For	Against	Abstain
3:	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

4:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Here

Please Sign Here	Please Date Here

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of CoLucid Pharmaceuticals, Inc.

to be held on Tuesday, May 10, 2016

for Holders as of March 11, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/clcd	866-240-4944

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.vm
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Thomas P. Mathers and Matthew Dallas and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of CoLucid Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, May 9, 2016.

PROXY TABULATOR FOR COLUCID PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #